Exhibit 4.10

AMENDMENT NUMBER THREE
TO THE
GREAT LAKES SAVINGS PLAN

THIS AMENDMENT NUMBER THREE is executed this           day of                         , 2004 by Great Lakes Chemical Corporation (“Corporation”).

WITNESSETH:

WHEREAS, the Corporation adopted the Great Lakes Savings Plan (“Plan”) effective as of May 1, 1985, which was most recently restated in its entirety effective as of January 1, 2003,  and later amended by Amendments Number One and Two;

WHEREAS, the Corporation wishes to change the Plan to permit matching contributions to be made in cash or Corporation stock;

WHEREAS, the Corporation wishes to change the Plan so the matching contribution formula for Adrian Union Employees is the same as the formula for other employees, as provided in Section 4.03(a) of the Plan;

WHERAS, the Corporation wishes to update certain loan provisions to clarify how employees repay loans during a leave of absence and what accounts may be used in the case of a loan default;

WHERAS, the Corporation wishes to clarify who has authority to amend the Plan;

WHEREAS, the Corporation wishes to add new investment fund options to the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as provided herein, as follows:

1.                                       Effective January 1, 2004, Section 2.01(nn), the definition of “Plan Compensation,” shall be amended to read as follows:

(nn) “Plan Compensation” means the Participant’s base salary, overtime, and bonuses received from his Employer while an Eligible Employee, plus any Pre-Tax Contributions pursuant to Section 4.02 or any other amounts excludable from taxable income because of an election under Code Section 401(k), 125, 402(g), 457, or 132(f)(4), but excluding any severance pay.  To the extent required by Code Section 401(a)(17), the compensation of a Participant for any year taken into account under the Plan shall not exceed Two Hundred Thousand Dollars ($200,000) (as increased by the Cost of Living Adjustment for the year pursuant to Code Section 401(a)(17)).  To the extent required by Code Section 401(a)(17), if a determination period for a Participant consists of fewer than twelve (12) months, the annual limit required by Code Section 401(a)(17) will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is twelve (12).

2.                                       Effective for payroll periods ending on or after September 10, 2004, Section 4.03, “Matching Contributions,” shall be amended to be and read as follows:

Section 4.03.  Matching Contributions.

(a)                                  Effective for payroll periods ending on or after September 10, 2004, unless the Board of Directors determines otherwise before the beginning of a Plan Year, and except as otherwise provided in this Section 4.03, each Employer shall contribute with respect to the Plan Year on behalf of each Participant (other than as provided in subsections (b) and (c) below) a Matching Contribution equal to fifty percent (50%) of the Pre-Tax Contributions of the Participant to the extent that such Pre-Tax Contributions do not exceed six percent (6%) of the Participant’s Plan Compensation.  Matching Contributions made on behalf of a Participant shall be made in Company Stock or cash, in which case the cash shall be used promptly to purchase Company Stock on the open market and shall be allocated to the Participant’s Matching Account as of each payroll concurrently with Pre-Tax Contributions on which the Matching Contributions are based.

(b)                                 Notwithstanding anything in this Section to the contrary, effective January 1, 2000, Adrian Union Employees who are Participants, shall receive a Matching Contribution equal to:

(1)                                  fifty percent (50%) of the first two percent (2%) of the Pre-Tax Contributions of such Participant for the Plan Year, which shall be made in cash and shall be allocated to his Matching Account as of each payroll;

(2)                                  a second tier Matching Contribution equal to fifty percent (50%) of the next two percent (2%) of the Pre-Tax Contributions of such Participant for the Plan Year, which additional Matching Contribution shall be made in Company Stock or cash, in which case the cash shall be used promptly to purchase Company Stock on the open market and shall be allocated to his Matching Account as of each payroll; and

(3)                                  a third tier discretionary Matching Contribution, if any, as may be determined by the Plan Administrator or its designee if financial goals are met for the Plan Year, equal to fifty percent (50%) of the next two percent (2%) of Pre-Tax Contributions of such Participant for the Plan Year (in excess of the four percent (4%) referred to in paragraphs (1) and (2) above), which Matching Contributions shall be made in Company Stock and shall be allocated to his Matching Account as of the last day of the Plan Year.

(c)                                  Notwithstanding anything in this Section to the contrary, no Matching Contributions shall be made at any time on behalf of any Nitro Union Employee.

(d)                                 Matching Contributions may be made in cash or Company Stock, as designated above, to the Trustee by the Employer on a basis consistent with its payroll practices concurrently with Pre-Tax Contributions on which the Matching Contributions are based, or annually as designated above.

(e)                                  Matching Contributions made on behalf of a Participant shall be allocated, for accounting purposes, to the Plan Year with respect to which the Pre-Tax Contributions were made, and shall be allocated to the Matching Account of the Participant.

(f)                                    If a Participant is employed by more than one (1) Employer during a Plan Year, the portion of the total Matching Contribution of the Participant for the Plan Year that is paid by each Employer shall be based on the percentage of the Pre-Tax Contributions of the Participant for the Plan Year paid by the Employer.

3.                                       Effective for payroll periods ending on or after September 17, 2004, Section 4.03, “Matching Contributions,” shall be amended to be and read as follows:

Section 4.03.  Matching Contributions.

(a)                                  Effective for payroll periods ending on or after September 17, 2004, unless the Board of Directors determines otherwise before the beginning of a Plan Year, and except as otherwise provided in this Section 4.03, each Employer shall contribute on behalf of each Participant (other than as provided in subsection (c) below) a Matching Contribution equal to fifty percent (50%) of the Pre-Tax Contributions of the Participant to the extent that such Pre-Tax Contributions do not exceed six percent (6%) of the Participant’s Plan Compensation.  Matching Contributions made on behalf of a Participant shall be made in Company Stock or cash, in which case the cash shall be used promptly to purchase Company Stock on the open market and shall be allocated to the Participant’s Matching Account as of each payroll concurrently with Pre-Tax Contributions on which the Matching Contributions are based.

(b)                                 Notwithstanding anything in this Section to the contrary, no Matching Contributions shall be made at any time on behalf of any Nitro Union Employee.

(c)                                  Matching Contributions made on behalf of a Participant shall be allocated, for accounting purposes, to the Plan Year with respect to which the Pre-Tax Contributions were made, and shall be allocated to the Matching Account of the Participant.

(d)                                 If a Participant is employed by more than one (1) Employer during a Plan Year, the portion of the total Matching Contribution of the Participant for the Plan Year that is paid by each Employer shall be based on the percentage of the Pre-Tax Contributions of the Participant for the Plan Year paid by the Employer.

4.                                       Effective July 1, 2003, the second paragraph of Section 8.02(d), shall be amended to be and read as follows:

Loan repayments may continue during a leave of absence or a temporary/nonpermanent layoff and shall be made through payroll deduction for a paid leave of absence or paid temporary/nonpermanent layoff or, if permitted as described in the next sentence and if elected by the Participant, may be paid by check by the Participant.  In the event of a leave of absence or temporary/nonpermanent layoff (i) without pay from a Related Company, (ii) at a rate of pay (after income and employment taxes withholding) from a Related Company that is less than the amount of loan repayments required under the term of the loan, or (iii) with long-term disability payments or workers’ compensation payments paid from an unrelated third party, a Participant who wishes to continue loan repayments must repay the loan by sending to the person designated by the Administrator cashier’s checks or money orders in substantially equal installment payments at such time and in such amounts as would have been deductible from the Participant’s pay.

5.                                       Effective March 31, 2004, Section 8.02(j), shall be amended to be and read as follows:

(j)                                     If the Participant or beneficiary is in default, the Rollover Account, Profit Sharing Account, and Matching Account of the Participant may in the discretion of the Administrator be applied against the outstanding loan to the extent necessary to fully repay the same.  In the event the loan remains outstanding after application of the Accounts in the preceding sentence, the Pre-Tax Contribution Account and any Lime-O-Sol Matching Account of the Participant may in the discretion of the Administrator be applied against the outstanding loan, provided that the Participant (i) is age fifty-nine and one-half (59-1/2), (ii) is deceased, (iii) is Disabled, or (iv) has Terminated Employment or Retired.

6.                                       Effective for payroll periods ending on or after September 10, 2004, Section 11.02 “Investments,” shall be amended to be and read as follows:

Section 11.02.                       Investments.

(a)                                  Each Participant shall have the right to direct the investment of his Accounts in accordance with this Section.

(b)                                 Except with regard to Matching Contributions made pursuant to Section 4.03, subject to the limitations of Section 11.03, contributions shall be invested as elected by the Participant, or as subsequently changed, on the Applicable Form filed with the Administrator, subject to such conditions as it may prescribe.

(c)                                  Contributions shall be invested in multiples of five percent (5%) in any one (1) or more of the Funds, as elected by the Participant on the Applicable Form filed with the Administrator, or its designee, or by such other means as may be provided for the Funds, subject to such conditions as the Administrator, or its designee, may prescribe.  If a Participant does not complete an Applicable Form electing the investment of his Accounts, his Accounts shall be invested in the Fund or Funds designated by the Administrator, from time to time.

(d)                                 Except with regard to Matching Contributions made pursuant to Section 4.03, a Participant may change his investment election with respect to contributions to be made thereafter.  Subject to Section 11.03 and the limitations of the Funds, a Participant may elect to transfer all or any portion of the Accounts of the Participant invested in any one (1) Fund to another Fund by filing a request on the Applicable Form with the Administrator, or its designee, or by such other means as may be provided for the Funds.

(e)                                  Where excessive trading can undermine any of the Funds or exceed the available liquidity for any such Fund, the Company reserves the right to modify or suspend transfer and withdrawal privileges on any of the Funds, at any time, upon notice to Participants.

(f)                                    A reasonable annual administrative fee, as determined by the Administrator, may be charged to the Accounts of a Participant who has Terminated Employment or Retired for related expenses after the first Plan Year of the Participant’s Termination of Employment or Retirement.

7.                                       Effective for payroll periods ending on or after September 10, 2004, Section 11.03 “Company Stock,” shall be amended to be and read as follows:

Section 11.03.                       Company Stock.

(a)                                  Participants may direct the investment of their Accounts into Company Stock as provided in Section 11.02.

(b)                                 No employer securities shall be distributed from the Plan for any type of Plan distribution, whether Retirement, Termination of Employment, death, in-service withdrawal or loan.  All Company Stock shall be liquidated under the Plan, as allowed under the terms and conditions of the Plan, in order to effectuate any distribution.  All distributions from the Plan shall be paid in cash.

(c)                                  As provided under Article IV, certain Matching Contributions shall be made in Company Stock or cash used to purchase Company Stock on the open market.  Participants may not redirect such Matching Contributions or the earnings from such Matching Contributions out of Company Stock; provided, however, a Participant who has reached age fifty-five (55) may transfer all or a portion of his Matching Contribution Account contributed in Company Stock to any other Fund by completing an Applicable Form, subject to any limitations of federal securities laws.

(d)                                 Elections with respect to investments in Company Stock by Participants who are members of the Board of Directors of the Company or who are officers of the Company within the meaning of Securities and Exchange Commission Rule 16a-1(f), will be given effect only if one of the following conditions is met:

(1)                                  if the election is made in connection with the death, Disability, Retirement, or Termination of Employment of the Participant; or

(2)                                  the election is required to be made available to the Participant pursuant to the Internal Revenue Code; or

(3)                                  if the election involves a transfer of existing Account balances into Company Stock, it is not made within six (6) months following the most recent election, with respect to any employee benefit plan of the Company, that effected a transaction that was a disposition of Company Stock; or, if the election involves a transfer of Account balances out of the Company Stock, it is not made within six (6) months following the most recent election, with respect to any employee benefit plan of the Company, that effected a transaction that was an acquisition of Company Stock; or

(4)                                  if the election results in the investment of future contributions (e.g., new money) into Company Stock; or

(5)                                  the election is determined by the Trustee, based upon the advice of counsel to the Company, to be otherwise exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended.

8.                                       Effective December 6, 2001, Section 12.01(a), shall be amended to be and read as follows:

Section 12.01.  Amendment or Termination.

(a)                                  The President of the Company or the Senior Vice President of Human Resources and Communications of the Company, or their designees, each of them acting singly, shall have the authority, as granted by the Board of

Directors, to amend the Plan, if the restatement or amendment (i) is administrative in nature or is required to comply with applicable laws and regulations, and (ii) does not have a material economic impact on the Plan or the Company.  Otherwise, such authority shall reside with the Board of Directors.  This authority is subject to the provisions of any applicable collective bargaining agreement; provided, however, that no amendment shall retroactively increase the duties or responsibilities of the Trustee without its written consent.  A signed copy of such amendment or restatement shall be delivered to the Compensation and Incentive Committee, Administrator and Trustee, and shall be effective as of the date set forth in such amendment or restatement, and the Employers, Employees, Participants, beneficiaries, Trustee, Administrator, and all other persons having any interest under the Plan shall be bound thereby.  Provided, however, that no such officer action shall operate to recapture for an Employer any contributions or payments previously made to the Plan, nor to adversely affect any benefits otherwise payable to Participants and their beneficiaries.

9.                                       Effective December 6, 2001, Section 12.02 “Amendment for Qualification of Plan,” shall be amended to be and read as follows:

It is the intent of the Company that the Plan shall be and remain qualified for tax purposes under the Code.  The Company shall promptly submit the Plan for approval under the Code and all expenses incident thereto shall be borne by the Company.  The President of the Company or the Senior Vice President of Human Resources and Communications of the Company, or their designees, each of them acting singly, shall have the authority, as granted by the Board of Directors, to make any modifications, alterations, or amendments to the Plan necessary to obtain and retain approval of the Secretary of the Treasury or his delegate as may be necessary to establish and maintain the status of the Plan as qualified and the deductibility for income tax purposes of Employer contributions thereto under the provisions of the Code or other federal legislation, as now in effect or hereafter enacted, and the regulations issued thereunder.  Any modification, alteration, or amendment of the Plan, made in accordance with this Section, may be made retroactively, if necessary or appropriate.  A copy of such amendment shall be delivered to the Administrator and Trustee, and the Plan shall be amended in the manner and effective as of the date set forth in the resolution of such officer, and the Employers, Employees, Participants, beneficiaries, Trustee, Administrator, and all others having any interest under the Plan shall be bound thereby.

10.                                 Effective August 16, 2004, Appendix A, “Investment Funds,” shall be amended to be and read as follows:

The seventeen (17) funds available through the Great Lakes Savings Plan are as follows:

•                  Vanguard® Prime Money Market Fund (cash reserves fund)

•                  Vanguard® Retirement Savings Trust (stable value fund)

•                  Vanguard® Total Bond Market Index Fund (bond fund)

•                  Vanguard® Wellesley® Income Fund (balanced fund – stocks/bonds)

•                  Vanguard® Windsor™ Fund (growth and income stock fund)

•                  Vanguard® 500 Index Fund (growth and income stock fund)

•                  Vanguard® U.S. Growth Fund (growth stock fund)

•                  Vanguard® Extended Market Index Fund (growth stock fund)

•                  Vanguard® Small-Cap Index Fund (aggressive growth stock fund)

•                  Vanguard® Explorer™ Fund (aggressive growth stock fund)

•                  Vanguard® International Growth Fund (international stock fund)

•                  Great Lakes Stock Fund (a company stock fund)

•                  Vanguard® Target Retirement 2005 Fund (balanced fund – stocks/bonds)

•                  Vanguard® Target Retirement 2015 Fund (balanced fund – stocks/bonds)

•                  Vanguard® Target Retirement 2025 Fund (balanced fund – stocks/bonds)

•                  Vanguard® Target Retirement 2035 Fund (balanced fund – stocks/bonds)

•                  Vanguard® Target Retirement 2045 Fund (balanced fund – stocks/bonds)

11.                                 In all other respects, the Plan shall be and remain unchanged.

This Amendment Number Three to the Plan is executed by the duly authorized officer of Great Lakes Chemical Corporation as of the date first above written.

GREAT LAKES CHEMICAL CORPORATION

By:

Title: